Exhibit 23.8

250 Consumers Rd, Unit 906	335 Renfrew Dr, Unit 302
Toronto, ON, M2J 4V6	Markham, ON, L3R 9S9
P: 416-792-6681	P: 905-906-9191
F: 416-792-6682	E: info@sunsionlaw.com

November 6, 2020

Ebang International Holdings Inc.

26-27/F, Building 3, Xinbei Qianjiang International Building

Qianjiang Economic and Technological Development Zone

Yuhang District, Hangzhou, Zhejiang, 311100

People’s Republic of China

Re:          Registration Statement on Form F-1 (File No. 333-249647)

Ladies and Gentlemen:

We have acted as special Canadian counsel to Ebang International Holdings Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with the filing of a registration statement on Form F-1 (Reg. No. 333-249647) (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the follow-on offering of the Company’s securities described therein.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 and 11 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Sunsion Law Professional Corporation

Per:

Catherine Fangqi Qin
Barrister & Solicitor